EXHIBIT B

FORM OF LOCK-UP AGREEMENT

Lock-Up Agreement

May 24, 2018

Leerink Partners LLC

and RBC Capital Markets, LLC

as Representatives of the several Underwriters

c/o    Leerink Partners LLC

299 Park Avenue, 21st floor

New York, NY 10171

c/o    RBC Capital Markets, LLC

200 Vesey Street, 8th Floor

New York, NY 10281

Re:    Proposed Public Offering by Iterum Therapeutics plc

Ladies and Gentlemen:

The undersigned, a shareholder, officer and/or director of Iterum Therapeutics plc, a company organized under the laws of Ireland (the “Company”), understands that Leerink Partners LLC (“Leerink”) and RBC Capital Markets, LLC (“RBC Capital Markets”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with the Company providing for the public offering (the “Public Offering”) of ordinary shares (the “Securities”) of the Company’s ordinary shares, par value $0.0001 per share (the “Ordinary Shares”). In recognition of the benefit that such an offering will confer upon the undersigned as a shareholder, an officer and/or a director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Underwriting Agreement (collectively, the “Underwriters”) that, during the period beginning on the date hereof and ending on the date that is 180 days from the date of the Underwriting Agreement (the “Lock-Up Period”), the undersigned will not, without the prior written consent of Leerink and RBC Capital Markets, on behalf of the Underwriters, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any Ordinary Shares or any securities convertible into or exchangeable or exercisable for Ordinary Shares, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-Up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Ordinary Shares or other securities, in cash or otherwise. If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing provisions shall be equally applicable to any issuer-directed Securities the undersigned may purchase in the Public Offering.

If the undersigned is an officer or director of the Company, (1) Leerink and RBC Capital Markets, on behalf of the Underwriters, agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Ordinary

Shares, Leerink and RBC Capital Markets, on behalf of the Underwriters, will notify the Company of the impending release or waiver, and (2) the Company will agree in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by Leerink and RBC Capital Markets on behalf of the Underwriters hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (i) the release or waiver is effected solely to permit a transfer not for consideration and (ii) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer Lock-Up Securities without the prior written consent of Leerink and RBC Capital Markets, provided, in each case, that (1) other than in the case of clause (viii) below, Leerink and RBC Capital Markets receive a signed lock-up agreement for the balance of the Lock-Up Period from each donee, trustee, distributee, or transferee, as the case may be, (2) other than in the case of clauses (iv) or (viii) below, any such transfer shall not involve a disposition for value, (3) in the case of clauses (i) through (v) and clause (viii) below, such transfers are not required to be reported with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers (other than a filing on a Form 5 made after the expiration of the Lock-Up Period and any required Schedule 13G or Schedule 13G/A):

(i)	as a bona fide gift or gifts;

(ii)	to any member of immediate family of the undersigned or a trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);

(iii)	as a distribution or other transfer by a partnership to its partners or former partners or by a limited liability company to its members or retired members or by a corporation to its stockholders or former stockholders or to any wholly-owned subsidiary of such corporation;

(iv)	to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned or the immediate family of the undersigned;

(v)	to the Company in satisfaction of any tax withholding obligation;

(vi)	by operation of law, pursuant to a qualified domestic relations order, court order or in connection with a divorce settlement;

(vii)	by will or other testamentary document or intestate succession upon the death of the undersigned; or

(viii)	in connection with the sale of the undersigned’s Securities acquired (a) from the Underwriters in the Public Offering or (b) in open market transactions after the Public Offering.

Furthermore, no provision in this letter shall be deemed to restrict or prohibit (1) the transfer of the undersigned’s Lock-Up Securities to the Company in connection with the termination of the undersigned’s services to the Company, provided that any filing under Section 16 of the Exchange Act made in connection with such transfer shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this clause (1); (2) the exercise or exchange by the undersigned of any option or warrant to acquire any Ordinary Shares or options to purchase Ordinary Shares, in each case for cash or on a “cashless” or “net exercise” basis, pursuant to any stock option, warrant, stock bonus or other stock plan or arrangement; provided, however, that the underlying shares of Ordinary Shares shall continue to be subject to the restrictions on transfer set forth in this letter and that any filing under Section 16 of the Exchange Act made in connection with such exercise or exchange shall clearly indicate in the footnotes thereto that (a) the filing relates to the circumstances described in this clause (2) and (b) no shares were sold by the reporting person; (3) the transfer of Lock-Up Securities upon the completion of a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the Company’s securities involving a change of control of the Company; provided, however, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, such securities held by the undersigned shall remain subject to the restrictions on transfer set forth in this letter; and (4) the conversion of outstanding preferred stock of the Company into Ordinary Shares, provided that any such shares received upon such conversion shall be subject to the restrictions on transfer set forth in this letter.

Notwithstanding anything herein to the contrary, nothing herein shall prevent the undersigned from establishing a 10b5-1 trading plan that complies with Rule 10b5-1 under the Exchange Act (“10b5-1 Trading Plan”) or from amending an existing 10b5-1 Trading Plan so long as there are no sales of Lock-Up Securities under any such 10b5-1 Trading Plan during the Lock-Up Period; and provided that, the establishment of a 10b5-1 Trading Plan or the amendment of a 10b5-1 Trading Plan shall only be permitted if (i) the establishment or amendment of such plan is not required to be reported in any public report or filing with the Securities Exchange Commission, or otherwise and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding the establishment or amendment of such plan.

If any percentage of the Ordinary Shares and any securities convertible into or exercisable or exchangeable for Ordinary Shares held by any person or entity (other than the undersigned) that is a party to that certain Amended and Restated Investor Rights Agreement dated May 18, 2017 by an among the Company, the investors listed on Exhibit A thereto and the shareholders listed on Exhibit B thereto (the “IRA Parties”) and that is subject to a lock-up agreement related to the Public Offering similar in form to this lock-up agreement is released from any restrictions set forth in such lock-up agreement during the Lock-Up Period, the same percentage of Lock-Up Securities and such other securities held by each of the other IRA Parties shall be immediately and fully released on the same terms from the lockup restrictions set forth herein (the “Pro-rata Release”); provided, however, that such Pro-rata Release shall not be applied in the event of permission granted by Leerink and RBC Capital Markets to sell or otherwise transfer or dispose of Lock-Up Securities or such other securities for value in an amount less than or equal to $1,000,000 (whether in one or multiple releases) in aggregate value of Lock-Up Securities or such other securities.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions. This lock-up agreement shall automatically terminate, and the undersigned shall be released from the undersigned’s obligations hereunder, upon the earliest to occur, if any, of (i) prior to the execution of the Underwriting Agreement, the Company advises Leerink and RBC Capital Markets in writing that it has determined not to proceed with the Public Offering; (ii) the Company files an application to withdraw the registration statement related to the Public Offering; (iii) the Underwriting Agreement is executed but is terminated prior to the closing of the Public Offering (other than the provisions thereof which survive termination), or (iv) July 31, 2018, in the event that the Underwriting Agreement has not been executed by such date.

This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

Name of Security Holder (Print exact name)

By:
Signature

If not signing in an individual capacity:

Name of Authorized Signatory (Print)

Title of Authorized Signatory (Print)

(indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity)